EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The General Partner and Unitholders
Alliance Capital Management Holding L.P.:

     We consent to incorporation by reference in the registration statement on Form S-8 of Alliance Capital Management Holding L.P. of our report dated February 2, 2000 relating to the consolidated statements of financial condition of the Registrant as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31,1999 annual report on Form 10-K of Alliance Capital Management Holding L.P.

                                                          /s/ KPMG LLP

                                                             KPMG LLP

New York, New York
November 6, 2000